UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

(Amendment No.       )

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

ALTERNUS CLEAN ENERGY, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ALTERNUS CLEAN ENERGY, INC.
17 State Street, Suite 4000,
New York City, New York, 10004

To the Stockholders of Alternus Clean Energy, Inc.:

This notice (this “Notice”) and the accompanying Information Statement are being furnished to the stockholders of Alternus Clean Energy, Inc., a Delaware corporation (“Alternus,” the “Company,” “we,” “our,” or “us”), in connection with the corporate actions described below taken by the Company’s Board of Directors (“Board”) and by the holder of a majority of the Company’s voting capital stock (the “Majority Stockholder”) by written consent in lieu of meetings executed on November 24, 2025, pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) and our bylaws, provided approval for the following corporate actions, respectively (the “Authorizations”):

Item 1:    The approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio ranging from 1-for-2 and 1-for-2,500, as determined by our Board of Directors in its sole discretion, in substantially the form of which is provided herein as Annex A (the “Reverse Share Split”).

Concurrently with the Authorizations, all of the members of the Board, by written consents in lieu of a meeting, as provided under the DGCL, provided similar authorizations.

This Information Statement is being furnished to our stockholders of record as of November 24, 2025 in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (“SEC”) thereunder, solely for the purpose of informing our stockholders of the actions taken by the written consent. As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of more than a majority of the Company’s voting securities, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Exchange, and the rules and regulations prescribed thereunder, including Regulation 14C. This Information Statement also serves as the notice required by Section 228 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders. You do not need to do anything in response to this Notice and the Information Statement.

The actions taken by written consent of the Majority Stockholder will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

THIS IS NOT A NOTICE OF A MEETING AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Information Statement is also available at the Securities and Exchange Commission’s website, www.sec.gov.

Dated: December 8, 2025.

Sincerely,

/s/ Vincent Browne
	Name:	Vincent Browne
	Title:	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the DGCL are afforded to the Company’s stockholders as a result of the approval of the Authorizations.

The consent we have received constitutes the only stockholder approval required under the DGCL, our Certificate of Incorporation and our Bylaws, to approve the Reverse Stock Split. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

Vote Required

The vote, which was required to approve the above Authorizations, was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held. The holder of one (1) share of Series A Super Voting Preferrred Stock is entitled to 10,000 votes each (when voting together with our Common Stock).

The date used for purposes of determining the number of outstanding shares of the voting stock of the Company entitled to vote to approve the Reverse Stock Split, and the transactions contemplated thereby is November 24, 2025 (the “Record Date”). The record date for determining those stockholders of the Company entitled to receive this Information Statement is the close of business on December 8, 2025 (the “Mailing Date”). As of the Record Date, the Company had 600,724,658 shares of voting stock outstanding, with 724,658 shares being Common Stock and 60,000 shares of Series A Super Voting Preferrred Stock having an aggregate of 600,000,000 votes (and together with the Common Stock that such stockholder voted, representing approximately 99.9% of the shares entitled to vote thereon) on November 24, 2025, consented in writing to the Corporate Actions. Accordingly, all Corporate Actions were authorized and approved as of the Record Date. All outstanding shares are fully paid and nonassessable.

Vote Obtained

Section 228(a) of the DGCL and our bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, via written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The approximate ownership percentage of the voting stock of the Company by the Majority Holder as of the Record Date totaled in the aggregate of 99.9%.

Notice Pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, no advance notice is required to be provided to the other shareholders, who have not consented in writing to such action, of the taking of the stated corporate action without a meeting of stockholders. No additional action will be undertaken pursuant to such written consents, and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the action to be taken.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

TABLE OF CONTENTS

Page
ITEM 1 — AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO RANGING FROM 1-FOR-2 AND 1-FOR-500, AS DETERMINED BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION	1

ACTIONS AUTHORIZED AND APPROVED	6

DISSENTERS’ RIGHTS OF APPRAISAL	6

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	6

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON	8

VOTE OBTAINED — DELAWARE LAW	8

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	8

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS	8

WHERE YOU CAN FIND MORE INFORMATION	9

ANNEX A — FORM OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO RANGING FROM 1-FOR-2 AND 1-FOR-2,500, AS DETERMINED BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION	A-1

i

ALTERNUS CLEAN ENERGY, INC.

17 State Street, Suite 4000,
New York City, New York, 10004

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ITEM 1.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO RANGING FROM 1-FOR-2 AND 1-FOR-2,500, AS DETERMINED BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION

The Board and our Majority Stockholder have approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a reverse stock split ratio ranging from 1:2 to 1:2,500, inclusive, as may be determined at the appropriate time by the Board, in its sole discretion (the “Reverse Stock Split”). This means that the Board will be able to decide whether and when to effect the Reverse Stock Split without further action from the stockholders.

The effectiveness of this amendment or the abandonment thereof, notwithstanding stockholder approval, will be determined by the Board, at its sole option, any time.

Reasons for a Reverse Stock Split

To potentially improve the marketability and liquidity of our common stock.    The Board believes that an increased stock price may improve the marketability and liquidity of our common stock. For example, many brokerages, institutional investors and funds have internal policies that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers by restricting or limiting the ability to purchase such stocks on margin. Additionally, investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

To decrease the risk of market manipulation of our common stock.    The Board believes that the potential increase in stock price may reduce the risk of market manipulation of our common stock, which we believe is enhanced when our stock trades below $1.00 per share. By reducing market manipulation risk, we may also thereby potentially decrease the volatility of our stock price.

To provide us with flexibility with respect to our authorized common stock.    A Reverse Stock Split is expected to increase the number of authorized, but unissued and unreserved, shares of our common stock. These additional shares would provide flexibility to the Company for raising capital; repurchasing debt; providing equity incentives to employees, officers, directors, consultants and advisors (including pursuant to our equity compensation plan); expanding our business through the acquisition of other businesses and for other purposes. However, at present, we do not have any specific plans, arrangements, understandings or commitments for the additional shares that would become available.

Accordingly, for these and other reasons, the Board believes that a Reverse Stock Split is in the best interests of the Company and our stockholders. A copy of the draft of the Certificate of Amendment providing for the Reverse Stock Split is attached hereto as Appendix A.

Criteria to be Used for Determining Whether to Implement a Reverse Stock Split

This proposal gives the Board the discretion to select a Reverse Stock Split ratio from within a range between and including 1:2 and 1:2,500 on a date selected by him based on his then-current assessment of the factors below, and in order to maximize Company and stockholder interests. In determining whether to implement the Reverse Stock Split, and which ratio to implement, if any, the Board may consider, among other factors:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market in the short- and long-term;

●	the initial and continued listing requirements for our common stock on applicable exchanges, if then applicable;

●	the number of shares of common stock outstanding;

●	which Reverse Stock Split ratio would result in the least administrative cost to us; and

●	prevailing industry, market and economic conditions.

Certain Risks and Potential Disadvantages Associated with a Reverse Stock Split

We cannot assure stockholders that the proposed Reverse Stock Split will sufficiently increase our stock price. The effect of a Reverse Stock Split on our stock price cannot be predicted with any certainty, and the history of reverse stock splits for other companies in various industries is varied, particularly since some investors may view a reverse stock split negatively. It is possible that our stock price after a Reverse Stock Split will not increase in the same proportion as the reduction in the number of shares outstanding, causing a reduction in the Company’s overall market capitalization. Further, even if we implement a Reverse Stock Split, our stock price may decline due to various factors, including our future performance and general industry, market and economic conditions. This percentage decline, as an absolute number and as a percentage of our overall market capitalization, may be greater than would occur in the absence of a Reverse Stock Split.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by the reduced number of shares outstanding after the Reverse Stock Split, which would be exacerbated if the stock price does not increase following the split. In addition, a Reverse Stock Split would increase the number of stockholders owning “odd lots” of fewer than 20 shares, trading in which generally results in higher transaction costs. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity as described above.

The implementation of a Reverse Stock Split would result in an effective increase in the authorized number of shares of common stock available for issuance, which could, under certain circumstances, have anti-takeover implications. The additional shares of common stock available for issuance could be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or in our management. Although the Reverse Stock Split has been prompted by business and financial considerations, and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of the Reverse Stock Split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices.

Stockholders should also keep in mind that the implementation of a Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership interest (subject to the treatment of fractional shares). However, should the overall value of our common stock decline after a Reverse Stock Split, then the actual or intrinsic value of shares held by stockholders will also proportionately decrease as a result of the overall decline in value.

Effects of a Reverse Stock Split

As of the effective date of the Reverse Stock Split:

●	each 1-for-2 to 1-for-2,500 shares of common stock outstanding (depending on the Reverse Stock Split ratio selected by the Board) will be combined, automatically and without any action on the part of the Company or its stockholders, into one new share of common stock;

●	no fractional shares of common stock will be issued; instead, stockholders who would otherwise receive a fractional share will receive cash in lieu of the fractional share (as detailed below);

●	proportionate adjustments will be made to the number of shares issuable upon the exercise or vesting of all then-outstanding stock options, warrants and restricted stock units, which will result in a proportional decrease in the number of shares of common stock reserved for issuance upon exercise or vesting of such stock options, warrants and restricted stock units, and, in the case of stock options, a proportional increase in the exercise price of all such stock options;

●	the number of shares of common stock then reserved for issuance under our equity compensation plan will be reduced proportionately; and

●	the total number of authorized shares of common stock will remain at 600,000,000.

The following table summarizes, for illustrative purposes only, the anticipated effects of a Reverse Stock Split on our shares available for issuance based on information as of the Record Date (unless otherwise noted below) and without giving effect to the treatment of fractional shares.

Assuming this Proposal Is Implemented by the Board:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance(1)	Number of Shares of Common Stock Authorized but Unissued and Unreserved	Hypothetical Initial Market Value of Shares of Common Stock Authorized but Unissued and Unreserved*
Pre-Reverse Stock Split	600,000,000	724,658	4,408,191	594,867,151	$17,846,014
Post-Reverse Stock Split 1:2	600,000,000	362,329	2,204,095	597,433,576	$17,923,007
Post-Reverse Stock Split 1:2,500	600,000,000	289	1,763	599,997,948	$17,999,938

*	Based on a hypothetical post-split stock price calculated by multiplying the closing stock price on November 24, 2025 of $0.03 by the split ratio.

(1)	Includes shares of common stock reserved for issuance (i) upon the exercise of currently exercisable warrants, (ii) upon exercise of convertible notes, and (iii) under the 2023 Plan.

A Reverse Stock Split would affect all stockholders uniformly. As of the effective date of the Reverse Stock Split which shall be determined by the Board in its sole discretion (“Effective Date”), each stockholder would own a reduced number of shares of common stock. Percentage ownership interests, voting rights and other rights and preferences would not be affected, except to the extent that the Reverse Stock Split would result in fractional shares (as described below).

A Reverse Stock Split would not affect the registration of our common stock under Section 12(b) of the Exchange Act and we would continue to be subject to the periodic reporting and other requirements of the Exchange Act. Our common stock would continue to be listed on the OTC Markets under the symbol “ALCE,” but would have a new Committee on Uniform Securities Identification Procedures number after the effective date.

Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder of record would otherwise be entitled, the Company will pay cash (without interest and subject to withholding taxes, as applicable) equal to such fraction multiplied by the closing price of the common stock on the OTC Market on the first business day immediately preceding the Effective Date (as adjusted in good faith by the Company to account for the reverse stock split ratio). After the Effective Date, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest, except to receive such cash payment.

Additionally, under the escheat laws of the various jurisdictions where stockholders may reside, where the Company is domiciled or where the cash payment may be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for such jurisdiction, unless correspondence has been received by us or the transfer agent concerning ownership of such funds within the specified time period. Thereafter, stockholders otherwise entitled to receive such payments would need to seek them directly from the state to which they were paid.

As of November 24, 2025, there were approximately 673 common stockholders of record. After the Effective Date, stockholders owning less than a whole share will no longer be stockholders. We do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Procedure for Effecting a Reverse Stock Split

Beneficial holders of common stock.    Stockholders who hold their shares through a bank, broker or other nominee will be treated in the same manner as registered stockholders who hold their shares in their names. Banks, brokers and other nominees will be instructed to effect the Reverse Stock Split for beneficial owners of such shares. However, banks, brokers or other nominees may implement different procedures than those to be followed by registered stockholders for processing the Reverse Stock Split, particularly with respect to the treatment of fractional shares. Stockholders whose shares of common stock are held in the name of a bank, broker or other nominee are encouraged to contact their bank, broker or other nominee with any questions regarding the procedures for implementing the Reverse Stock Split with respect to their shares.

Registered holders of common stock.    Registered stockholders hold shares electronically in book-entry form under the direct registration system (i.e., do not have stock certificates evidencing their share ownership but instead have a statement reflecting the number of shares registered in their accounts) and, as a result, do not need to take any action to receive post-split shares. If they are entitled to receive post-split shares, they will automatically receive, at their address of record, a transaction statement indicating the number of post-split shares held following the Effective Date.

Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of a Reverse Stock Split to stockholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date of this filing, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below.

We have not sought and will not seek an opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to stockholders that are U.S. holders, as defined below, and that hold our common stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., insurance companies, persons holding shares of our common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our common stock under the constructive sale provisions of the Code, persons that hold more than 5% of our common stock, persons that hold our common stock in an individual retirement account, 401(k) plan or similar tax-favored account or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities.

This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences. This summary also does not address any U.S. federal income tax considerations relating to any other transaction other than the Reverse Stock Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our common stock is a partner of a partnership holding shares of our common stock, such holder should consult his or her own tax advisor.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Stockholders are urged to consult their own tax advisor with respect to the application of U.S. federal income tax laws to their particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in the common stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its common stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s common stock received pursuant to the Reverse Stock Split will include the holding period of the common stock surrendered in the Reverse Stock Split in exchange therefor.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the common stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its common stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

U.S. holders that have acquired different blocks of our common stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our common stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Accounting Consequences

The par value per share of our common stock will remain unchanged at $0.0001 per share following a Reverse Stock Split. As a result, as of the Effective Date, the stated capital on the Company’s balance sheets attributable to common stock will be reduced proportionally based on the Reverse Stock Split ratio, and the additional paid-in capital will be credited with the amount by which the capital is reduced. The net income or loss per share of common stock will be increased as a result of the fewer shares of common stock outstanding. The Reverse Stock Split will be reflected retroactively in our consolidated financial statements.

ACTIONS AUTHORIZED AND APPROVED

The actions that were taken by the Company’s Board of Directors and the Majority Stockholder were the authorization and approval of the Reverse Stock Split.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers and directors, nor any of their associates, have any interest in the actions approved by our stockholders and described in this Information Statement except in their capacity as holders of our Common Stock and Series A Super Voting Preferred Stock (which interest does not differ from that of the other holders of our Common Stock).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock, our only outstanding classes of capital stock having the right to vote on this matter, known by us as of the Record Date, by:

●	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”) and includes any shares of Company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of the Record Date. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

		Number of Shares Beneficially Owned		Beneficial Ownership Percentages
Name and Address of Beneficial Owner(1)	Title	Common Stock	Series A Super Voting Preferred Stock	Percent of Common Stock	Percent of Series A Super Voting Preferred Stock	Percent of Voting Stock(2)
Officers and Directors
Vincent Browne(3)	CEO	75,000	60,000	10.35%	100%	99.90%
Taliesin Durant	CLO	25,000	—	3.45%	—%	*	%
Gary Swan	CTO	—	—	—%	—%	—%
David Farrell	COO	—	—	—%	—%	—%
Larry Farrell	CIO	—	—	—%	—%	—%
John P. Thomas	Director	75,000	—	10.35%	—%	*	%
Aaron T. Ratner	Director	15,000	—	2.07%	—%	*	%
Nicholas Parker(4)	Director	15,108	—	2.07%	—%	*	%
Tone Bjornov	Director	15,000	—	2.07%	—%	*	%
Rolf Wikborg	Director	15,000	—	2.07%	—%	*	%
Officers and Directors as a Group (total of 10 persons)		235,108	60,000	34.04%	100%	99.90%

Greater than 5% Stockholders:
Alternus Energy Group Plc(5)		106,480	—	14.69%	—%	*	%
BVP Investments Limited(6)		53,300	—	7.36%	—%	*	%
Vincent Collins(7)		53,300	—	7.36%	—%	*	%

*	Less than 1%.

(1)	The address for each individual is Alternus Clean Energy, Inc., 17 State Street, Suite 4000, New York City, New York, 10004.

(2)	Includes a total of 600,724,658 shares of voting stock outstanding, with 724,658 shares being Common Stock and 60,000 shares being Series A Super Voting Preferred Stock having an aggregate of 600,000,000 votes.

(3)	The shares of common stock are held through VestCo I Corp., a company owned and controlled by Mr. Browne.

(4)	108 of these shares are held through Parker Venture Management, Inc., a company owned and controlled by Mr. Parker.

(5)	Alternus Energy Group Plc, Suite 9/10 Blanchardstown Corporate Park 2, Blanchardstown, Dublin, Ireland D15.

(6)	BVP Investments Limited, Unit 4 Aspen Court, Bray Road, Cornelscourt, Dublin, Ireland 7.

(7)	Vincent Collins, Beechwood, Roscommon, Co Roscommon, Ireland, F42 FD77.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the authorization and approval of the Reverse Stock Split, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” None of our directors opposed the authorization and approval of the Private Placement.

VOTE OBTAINED — DELAWARE LAW

Section 228 of the DGCL generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Listing Rules of OTC Pink tier of the over -the-counter market operated by OTC Markets Group, Inc., a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to effectuate FINRA Approval. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and successfully obtained, written consent of the Majority Stockholder.

As of the Record Date, there were 600,724,658 shares of voting stock outstanding, with 724,658 shares being Common Stock and 60,000 shares of Series A Super Voting Preferrred Stock having an aggregate of 600,000,000 votes. On the Record Date, stockholders holding in the aggregate 99.9% shares of the capital stock outstanding on such date had the right to vote on the Reverse Stock Split.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this Information Statement and in the Company’s other filings with the SEC.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly and without charge, upon written or oral request, a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the documents was delivered. Security holders sharing an address and receiving a single copy may send a request to receive separate copies of information statements, annual reports, and proxy statements to the Company at the following address: Alternus Clean Energy, Inc., 17 State Street, Suite 4000, New York City, New York, 10004 or by calling (212) 739-0727. Any security holders sharing an address who now receive multiple copies of the Company’s information statements, annual reports, and proxy statements, and who wish to receive only one copy of these materials per household in the future should also contact the Company by mail or telephone as instructed above.

WHERE YOU CAN FIND MORE INFORMATION

We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to the Exchange Act. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

THIS INFORMATION STATEMENT IS DATED DECEMBER 8, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

You should rely only on the information provided in this Information Statement. We have not authorized any person to provide information other than that provided herein.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our Common Stock.

By Order of the Board of Directors:

Dated: December 8, 2025	Sincerely,

/s/ Vincent Browne
	Name:	Vincent Browne
	Title:	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors

ANNEX A

FORM OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO RANGING FROM 1-FOR-2 AND 1-FOR-2,500, AS DETERMINED BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION

Altemus Clean Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Third Amended & Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2.This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new paragraph at the end of such article:

“Effective at 12:01 a.m., Eastern Time, on [*] (the “2026 Split Effective Time”), every [*] (*) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the 2026 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests as described below (the “2026 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our common stock on The OTC Market on the date on which the 2026 Split Effective Time occurs. As of the 2026 Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the 2026 Reverse Split is deemed to represent the number of post-November 2025 Reverse Split shares into which the pre-2026 Reverse Split shares were reclassified and combined. The 2026 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, common stock of the Corporation and all references to such common stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of common stock shall be deemed to be references to the common stock or options or rights to purchase or acquire shares of common stock, as the case may be, after giving effect to the 2026 Reverse Split.”

4. This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on [*].

Annex A-1